Exhibit 99


                                December 13, 2001

FOR IMMEDIATE RELEASE:

CONTACT:            Noreen Pollman, Secretary
                    BounceBackTechnologies.com,Inc.
                    228-872-5558
                    cassandra@bouncebacktechnologies.com

                    BounceBackTechnologies.com,Inc. Announces
      Receipt of a Civil Action Against the Board of Directors as well as a
                     Demand Letter to the Board of Directors


Ocean Springs, MS - BounceBackTechnologies.com,Inc. (OTCBB: BBTC), a Minnesota corporation headquartered in Ocean Springs, Mississippi, announced today that it received notice on November 28, 2001 that Kevin Kean, a former chairman of the board of BounceBackTechnologies.com,Inc. and beneficial shareholder commenced an action in Jackson County Mississippi Circuit Court against the Company and each of its Board of Directors.

The suit alleges malicious prosecution with respect to the company's institution of a criminal judicial proceeding against Mr. Kean. Mr. Kean was indicted by the Grand Jury in Jackson County, Mississippi on perjury charges in relationship to the suit that the Company has filed against Monarch and Willard E. Smith. The indictment was later dismissed by mutual agreement with the Jackson County District Attorney and Mr. Kean's legal representative.

Mr. Kean also claims breach of contract; tortuous breach of contract; breach of good faith and fair dealings; breach of fiduciary duties; intentional/negligent misrepresentation and omissions; and negligent infliction of emotional distress with respect to issuance of an IRS tax form 1099. The Company and each of its Board of Directors believe that it has meritorious defenses against these actions and intends to vigorously defend themselves.

On November 28, 2001 Kevin Kean, through legal counsel, served notice that as a beneficial holder of 1,330,559 shares of common stock allegedly acting on behalf of the company, demands that the Board of Directors take steps to immediately initiate actions to rectify enumerated alleged wrongdoings committed by all of the directors of the Company. The claims allege that the directors breached their fiduciary duties to the Company by permitting, or causing to be permitted, increases in management salary and bonus; self dealing; sweetheart deals; alleged short swing trading violations and insider trading violations. Mr. Kean seeks, as a remedy, the resignation of the inside directors including the Company's CEO, John J. Pilger, disgorgement of any short swing profits, reporting of any insider trading violations, and a declaration of breaches found through an independent investigation and disclosures with respect to restitution paid to the Company. Under Minnesota law a committee of outside directors must complete a thorough investigation of shareholder claims and issue a report to the Shareholders. Therefore, any derivative legal action initiated by Mr. Kean is or should be stayed pending the Company's business counsel and independent outside directors' completion of an investigation of Mr. Kean's allegations. Mr. Kean has been at odds with the Company for some four years now and the Company intends to look at any and all legal remedies it may have concerning Mr. Kean's allegations and lawsuits. Mr. Kean has offered to settle these claims based on a payment to himself as well as other non-acceptable remedies, but the Company has flatly denied that settlement offer.

The Company looks forward to a speedy and thorough investigation of the charges enumerated in Mr. Kean's demand letter and the Committee will be advised by the Corporation's legal council, Schnader, Harrison, Segal & Lewis of Philadelphia. The Company, through its Board of Directors, has already formed such committee in compliance with Minnesota corporate law and will take appropriate steps to investigate any and all allegations made by Mr. Kean in his demand letter. The Company management believes the claims by Mr. Kean to have no merit whatsoever. Each of the Board of Directors of the Company plan to vigorously defend themselves against these allegations.

The Company will be reporting positive earnings for fiscal year 2001 today, December 13, 2001. The Company will also begin posting a monthly newsletter beginning on January 10, 2002 on the website. To access that newsletter, please go to www.bouncebacktechnologies.com and simply click on the Newsletter icon. The Company, while wishing to keep our shareholders informed of events, will save the $4,000 it costs every time we send a letter to shareholders.

BounceBackTechnologies.com,Inc, is in the business of providing marketing and advertising business solutions to the e-commerce industry and consumers alike. Additionally, the Company operates the 42,000 sq. ft. Casino Caraibe in Sousse, Tunisia, North Africa.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations and laws associated with e-commerce and internet uses. For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and certain registration statements of the Company.